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COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
The South Financial Group, Inc. and Subsidiaries
($ in thousands)




                                                    Three Months Ended  Six Months Ended
                                                       June 30, 2000      June 30, 2000
                                                   -------------------  ----------------


EARNINGS:
  Income from continuing operations
     before income taxes......................        $     (9,844)   $        5,674

ADD:
  (a) Fixed charges...........................              51,502            98,636

DEDUCT:
  (a) Interest capitalized during year........              ------            ------
                                                      -------------   ---------------

Earnings, for computation purposes............        $     41,658    $      104,310
                                                      =============   ===============



FIXED CHARGES:
  Interest on indebtedness, expensed or capitalized   $     50,666    $       96,957
  Portion of rents representative of the
     interest factor...........................                797             1,601
  Amortization of debt expense.................                 39                78
                                                      -------------   ---------------

Fixed charges, for computation purposes........       $     51,502    $       98,636
                                                      =============   ===============


Ratio of earnings to fixed charges.............               0.81 x            1.06 x

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